Exhibit 99.1

FOR IMMEDIATE RELEASE

Alan H. Silverman, Senior Vice President, General Counsel
 and Secretary of Cable ONE to Retire

October 5, 2017 - Phoenix, Arizona -- (BUSINESS WIRE) -- Alan H. Silverman, Senior Vice President, General Counsel and Secretary of Cable One, Inc. (NYSE: CABO) has announced that he will retire from the Company effective December 29, 2017.

“For the past 32 years - after two years at Newsweek, where he also assisted The Washington Post Company (now Graham Holdings Company) in our initial foray into the business with our acquisition of Capital Cities Cable – we have been lucky to have Alan serve as our general counsel,” said Julia M. Laulis, President and Chief Executive Officer of Cable ONE.  “Alan has been a trusted advisor and counsel, spearheading and overseeing numerous acquisitions, our spin-off from Graham Holdings Company and going public, and managing a legal department handling complex legal and regulatory issues with a high standard of excellence.  Alan’s keen intellect, practical approach and wise counsel have been our good fortune, and we owe him a great debt of gratitude.”

Cable ONE is commencing a national search to find Silverman’s replacement, and Silverman will assist in the transition to his successor.  While the search is underway, Matthew E. Stoloff, a Company Associate General Counsel and Assistant Secretary, will serve as interim General Counsel following Silverman’s retirement.

Silverman earned his law degree from the University of Pennsylvania Law School, an MBA from The Wharton School, and his undergraduate degree from Hamilton College.  He currently serves on the endowment board of the Walter Cronkite School of Journalism and Mass Communication at Arizona State University and on the board of the Hance Park Conservancy in Phoenix.

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About Cable ONE
Cable One, Inc. (NYSE: CABO) is the seventh-largest cable company in the United States. Serving more than 800,000 customers in 21 states with high-speed internet, cable television and telephone service, Cable ONE provides consumers with a wide range of the latest products and services, including wireless internet service, high-definition programming and phone service with free, unlimited long-distance calling in the continental U.S.

CONTACTS:
Trish Niemann
Public Relations Director
602.364.6372
patricia.niemann@cableone.biz

Kevin Coyle
CFO
investor_relations@cableone.biz